Exhibit 10.1.j

FIRST AMENDMENT TO THE
AGL RESOURCES INC.
OFFICER INCENTIVE PLAN

This First Amendment to the AGL Resources Inc. Officer Incentive Plan (the “Plan”), is made and entered into this 2nd day of May, 2007, by AGL Resources Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 7.7 of the Plan, the Board of Directors of the Company has the right to amend the Plan with respect to certain matters; and

WHEREAS, the Board of Directors has approved and authorized this Amendment to the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of the date hereof, in the following particulars:

1.

Section 5.7 of the Plan is hereby amended, effective as of May 2, 2007, by deleting such section in its entirety and replacing it with the following:

“5.7           Payment of Exercise Price.  The Optionee must pay the full Exercise Price for shares of Common Stock purchased upon the exercise of any Stock Option at the time of such exercise by one of the following forms of payment:

(a)           cash;

(b)           by tendering unrestricted shares of Common Stock which have a Fair Market Value equal to the Exercise Price.  The Optionee may tender shares of Common Stock either by attestation or by the delivery of a certificate or certificates for shares duly endorsed for transfer to the Company, and if required, with medallion level signature guarantee by a member firm of a national stock exchange, by a national or state bank, or by the Company credit union (or guaranteed or notarized in such other manner as the Committee may require);

(c)           broker-assisted cashless exercise;

(d)           net exercise, whereby the Company shall retain from the Stock Option that number of underlying shares having a Fair Market Value on the date of exercise equal to some or all of the Exercise Price; or

(e)           any combination of the above forms or any other form of payment permitted by the Committee.”

2.

Section 7.1 of the Plan is hereby amended, effective as of May 2, 2007, by deleting that section in its entirety and substituting in lieu thereof the following:

“7.1           Changes in Capital Structure.

(a)           Mandatory Adjustments.  In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per share value of the shares of Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Sections 4.2, 5.2 and 6.2 shall be adjusted proportionately, and the Committee shall make such adjustments to the OIP and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.  Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the OIP; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable.  Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in shares of Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares of Common Stock, the authorization limits under Sections 4.2, 5.2 and 6.2 shall automatically be adjusted proportionately, and the shares of Common Stock then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

(b)           Discretionary Adjustments.  Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 7.1(a)), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Common Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Common Stock, as of a specified date associated with the transaction, over the Exercise Price of the Award, (v) that performance targets and performance periods will be modified, consistent with Code §162(m) where applicable, or (vi) any combination of the foregoing.  The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

(c)           General.  Any discretionary adjustments made pursuant to this Section 7.1 shall be subject to the provisions of Section 7.7.”

3.

Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed by its duly authorized officer as of the date first above written.

AGL RESOURCES INC.

By:           /s/ Melanie M. Platt
                 Melanie M. Platt, Senior Vice President